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                                      AIMCO
                             AIMCO PROPERTIES, L.P.
                    c/o River Oaks Partnership Services, Inc.
                  P.O. Box 2065 S. Hackensack, N.J., 07606-2065
                                 (888) 349-2005

                                  May 24, 2002

                                OFFER TO PURCHASE
                          LIMITED PARTNERSHIP UNITS OF
                        DAVIDSON INCOME REAL ESTATE, L.P.
                          FOR $208.00 PER UNIT IN CASH

                              AN IMPORTANT REMINDER

================================================================================

Dear Limited Partner:

         We recently mailed you tender offer documents offering to acquire your units of limited partnership interest in Davidson Income Real Estate, L.P.

         Our offer provides you with an opportunity to gain liquidity for your investment which you may not have had previously, and to eliminate the cost and record keeping associated with limited partnership tax reporting. If we purchase your tendered units, you will receive cash, but you may recognize a gain or loss for federal income tax purposes. However, you will not receive a K-1 in respect of your partnership income or loss after the tax year in which your units are purchased. If you retain your units, you will continue to be a limited partner. However, you may not be able to liquidate your investment until the partnership terminates.

         The offer is scheduled to expire on June 11, 2002, unless otherwise extended. If you have not already done so, please remember, that to accept our offer the enclosed Acknowledgement and Agreement must be received before the expiration date of our offer.

         If you have any questions or need assistance in completing the enclosed Acknowledgment and Agreement, please contact our information agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.

         IF YOU HAVE ALREADY RESPONDED TO OUR OFFER, PLEASE DISREGARD THIS
LETTER.


                             AIMCO PROPERTIES, L.P.